Exhibit 2.1
MASTER PRE-IPO RESTRUCTURING AGREEMENT
     MASTER PRE-IPO RESTRUCTURING AGREEMENT (the “Agreement”), dated as of February 17, 2012, by and among the following parties:

-	FIF HE HOLDINGS LLC, a Delaware limited liability company (“FIF HE”);

-	FORTRESS INVESTMENT FUND III (FUND B) LP, a Delaware limited partnership (“Fund III-B”);

-	FORTRESS INVESTMENT FUND III (FUND C) LP, a Delaware limited partnership (“Fund III-C”);

-	FORTRESS INVESTMENT FUND IV (FUND B) LP, a Cayman Islands limited partnership (“Fund IV-B”);

-	FORTRESS INVESTMENT FUND IV (FUND C) LP, a Cayman Islands limited partnership (“Fund IV-C”);

-	FORTRESS INVESTMENT FUND IV (FUND F) LP, a Cayman Islands limited partnership (“Fund IV-F”);

-	FORTRESS INVESTMENT FUND IV (FUND G) LP, a Cayman Islands limited partnership (“Fund IV-G,” and together with Fund III-B, Fund III-C, Fund IV-B, Fund IV-C and Fund IV-F, the “Funds”);

-	FIF III B HE BLKR LLC, a Delaware limited liability company (“Blocker III-B”);

-	FIF III C HE BLKR LLC, a Delaware limited liability company (“Blocker III-C”);

-	FIF IV B HE BLKR LLC, a Delaware limited liability company (“Blocker IV-B”);

-	FIF IV CFG BLKR LLC, a Delaware limited liability company (“Blocker IV-CFG,” and together with Blocker III-B, Blocker III-C and Blocker IV-B, the “Blockers”);

-	Nationstar Mortgage Holdings Inc., a Delaware corporation (the “Public Company”);

-	Nationstar Mortgage LLC, a Delaware limited liability company (the “Operating Company”);

-	Nationstar Sub1 LLC, a Delaware limited liability company (“Sub1”); and

-	Nationstar Sub2 LLC, a Delaware limited liability company (“Sub2”).
     Each of the persons or entities above is referred to herein as a “Party” and together, the “Parties.”

          WHEREAS, as of the date hereof (a) Fund III-B owns 100% of the membership interests of Blocker III-B, and Blocker III-B owns approximately 16.848% of the Series 1 Class A membership interests of FIF HE; (b) Fund III-C owns 100% of the membership interests of Blocker III-C, and Blocker III-C owns approximately 3.523% of the Series 1 Class A membership interests of FIF HE; (c) Fund IV-B owns 100% of the membership interests of Blocker IV-B, and Blocker IV-B owns approximately 8.797% of the Series 1 Class A membership interests of FIF HE; (d) Fund IV-C owns approximately 58.09% of Blocker IV-CFG; Fund IV-F owns approximately 19.05% of Blocker IV-CFG; Fund IV-G owns approximately 22.86% of Blocker IV-CFG; and Blocker IV-CFG owns approximately 3.593% of the Series 1 Class A membership interests of FIF HE; (e) the remainder of the Series 1 Class A membership interests of FIF HE are owned by current or former members of management of the Operating Company or funds affiliated with Fortress Investment Group LLC; (f) FIF HE owns 100% of the authorized, issued and outstanding capital stock of the Public Company; (g) FIF HE owns 100% of the membership interests in the Operating Company; and (h) the Public Company owns 100% of the membership interests in each of Sub1 and Sub2, in each case as illustrated on Exhibit A hereto;
          WHEREAS, the Public Company is currently contemplating an initial public offering (the “Initial Public Offering”) of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement on Form S-1 (File No. 333-174246) (as amended, and together with any exhibits thereto, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended;
          WHEREAS, each of the Parties hereto desires to facilitate the Initial Public Offering by undertaking certain corporate and limited liability company actions, including the merger of each of the Blockers into the Public Company and the transferring of certain assets, the effect of which will be to structure the ownership interests between the Parties as illustrated at Exhibit B hereto; and
          WHEREAS, as of the date hereof, FIF HE owns an interest in National Real Estate Information Services LP, a Delaware limited partnership (“NREIS”), held through ANC Acquisition LP, a Delaware limited partnership (“ANC Acquisition”), and desires to transfer its interest in NREIS and ANC Acquisition to the Operating Company prior to the Initial Public Offering;
          NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. Transfer of FIF HE’s Interests in the Operating Company.
          (a) Upon a determination by the Public Company that it shall proceed with the Initial Public Offering, FIF HE shall transfer, (A) at a point subsequent to the date on which the Public Company, in consultation with the underwriters, determines the offering price per share of Common Stock in the Initial Public Offering (such date, the “Pricing Date”), but in any event by no later than one business day prior to the anticipated date on which the Public Company will close the Initial Public Offering (such date, the “Closing Date”) or (B) at such earlier date as FIF

HE, in consultation with the Operating Company, the Public Company and Sub1 and Sub2 shall determine, (A) 99% of its membership interests in the Operating Company to Sub1 and (B) the remaining 1% of its membership interests in the Operating Company to Sub2.
     SECTION 2. Transfer of Interest in NREIS to the Operating Company.
          (a) Following the Pricing Date and prior to the Closing Date, FIF HE shall transfer its entire interest in ANC Acquisition (and as a result, its ownership interest in NREIS), and any other assets that are partially, but not wholly owned, by the Funds, Blockers or FIF HE to the Operating Company.
     SECTION 3. Merger of Blockers and Issuance of Interests to Funds.
          (a) Following the Pricing Date and prior to the Closing Date, each of the Blockers shall issue to the Fund or Funds holding membership interests in such Blocker, membership interests with a fair market value equal to the principal amount of any shareholder debt issued by such Fund and held by such Blocker, plus accrued interests, if any, in satisfaction of such debt.
          (b) Subsequent to the repayment of any outstanding debt and accrued interest contemplated by the preceding paragraph (a), and prior to the Closing Date, FIF HE shall distribute to each of the Blockers shares in the Public Company (which may be fractional shares) in complete redemption of such Blockers’ Series 1 Class A membership interests in FIF HE, the amount of such shares to be calculated based upon the liquidation value of such Blockers’ Series 1 Class A membership interests in FIF HE, calculated in accordance with Section 7.2 of the FIF HE Holdings LLC Fifth Amended and Restated Limited Liability Company Agreement, dated as of September 17, 2010 (the “Operating Agreement”), with such liquidation value to be calculated based upon the offering price per share to the public of Common Stock in the Initial Public Offering (the “Public Offering Price”), and as further calculated as FIF HE shall, in its reasonable judgment, deem appropriate.
          (c) Subsequent to the distribution of shares of Common Stock of the Public Company to the Blockers, as contemplated by the preceding paragraph (b), and prior to the Closing Date, each of the Blockers and the Public Company shall cause the merger of the Blockers into the Public Company, with the Public Company surviving, with the effect that upon the completion of such merger, each of the Funds shall own a direct interest in the Public Company, equivalent to the number of shares issued to the Blocker that was previously owned by such Fund (and in proportion to such Fund’s ownership interest in the Blocker, in the case of Funds owning an interest in Blocker IV-CFG).
          (d) Subsequent to the merger of the Blockers, as contemplated by the preceding paragraph (c), and prior to the Closing Date, each of the Funds shall contribute its shares of Common Stock of the Public Company to FIF HE, and in consideration of such contribution, FIF HE shall issue to each contributing Fund new Series 1 Class A membership interests in FIF HE, equivalent in value to the shares of the Public Company contributed by such Fund, calculated based upon the Public Offering Price. For the avoidance of doubt, the Parties hereto anticipate that such issuance shall result in each Fund holding Series 1 Class A membership interests in FIF

HE equivalent to the interests that such Fund would have held prior to the transfers contemplated by this Section 3, if such Fund had held its interest in FIF HE directly and not through the Blockers.
     SECTION 4. Covenants. Each Party hereto hereby represents, warrants and agrees that it shall take all necessary and proper action, including the filing of certificates, entry into separate agreements or other actions reasonably contemplated hereby to ensure that this Agreement is put into effect at the times contemplated herein.
     SECTION 5. Representations and Warranties. Each Party hereby acknowledges, represents and warrants to each other Party, solely with respect to itself, severally but not jointly, as of the date hereof, as follows:
          (a) Such Party has the legal capacity or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement and/or the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or proceeding, corporate or otherwise, on its part is or will be necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;
          (b) Neither the execution of this Agreement by such Party nor the performance by such Party of its obligations hereunder nor the consummation of the transactions contemplated hereby does or will:
          (i) conflict with or violate any constitutive document, certificate of incorporation or charter of such Party;
          (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, renegotiate or terminate or receive any payment, or constitute a default or an event of default (or an event that with notice, lapse of time, or both, would constitute a default or event of default) under the terms of, any contracts or any permits to which it is a party or by which it or any of its assets or operations are bound or affected; or
          (iii) constitute a violation by such Party of any applicable laws or any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority; and
          (c) No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party, in connection with (i) the execution or enforceability of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

     SECTION 6. Miscellaneous.
          (a) Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the Parties hereto.
          (b) Waivers. No modification of or amendment to this Agreement shall be valid unless in writing signed by the Parties hereto referring specifically to this Agreement and stating the parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.
          (c) Notices. All communications and notices hereunder shall be given as follows:
If to any of FIF HE, the Funds or the Blockers, to:
Fortress Investment Group
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Attention: Cameron MacDougall
Phone: (212) 479-1522
Facsimile: (917) 591-8312
Email: cmacdougall@fortress.com
If to any of the Public Company, the Operating Company, Sub1 or Sub2, to:
Nationstar Mortgage Holdings Inc.
350 Highland Drive
Lewisville, Texas 75067
Attention: Anthony Villani
Phone: (972) 316-5429
Facsimile: (469) 549-2085
Email: tony.villani@nationstarmail.com
          (d) Binding Effect; Assignments. Whenever in this Agreement any of the Parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such Party; and all covenants, promises and agreements by or on behalf of any Party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns and are not intended to benefit any other Person. No Party may assign its rights under this Agreement without the written consent of all Parties.
          (e) Headings; Counterparts. (i) The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement. References herein to sections, subsections, schedules, exhibits and annexes without further identification of the document to which reference is made are references to provisions or parts of this Agreement.
          (ii) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.
          (f) Rules of Construction. All terms defined in this Agreement in the singular shall have the same meaning when used in the plural and vice versa. The words “hereof,” “herein” and “hereunder,” and the words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the words “paragraph,” “section,” and “Exhibit” refer to this Agreement unless otherwise noted. All requirements for consent in this Agreement shall mean consent provided in writing from any Person from which consent is required. Any reference in this Agreement to any other agreement, including, but not limited to, the Operating Agreement, shall refer to that agreement as it may be amended from time to time in accordance with its terms (unless otherwise expressly stated).
          (g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, UNITED STATES.
          (h) Entire Agreement. This Agreement and any other documents related hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supercede any prior communications and writings, written or oral, with respect hereto.
[Signature pages on following page.]

Exhibit 2.1
          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

FIF HE HOLDINGS LLC
/s/ Pete Smith
Name:	Pete Smith
Title:	Manager

FORTRESS INVESTMENT FUND III (Fund B) LP FORTRESS INVESTMENT FUND III (Fund C) LP By: Fortress Fund III GP LLC, its general partner
/s/ Randal A. Nardone
Name:	Randal A. Nardone
Title:	Chief Operating Officer

FORTRESS INVESTMENT FUND IV (Fund B) LP
FORTRESS INVESTMENT FUND IV (Fund C) LP
FORTRESS INVESTMENT FUND IV (Fund F) LP
FORTRESS INVESTMENT FUND IV (Fund G) LP
By: Fortress Fund IV GP LP, its general partner
By: Fortress Fund IV GP Holdings Ltd., its general partner

/s/ Randal A. Nardone
Name:	Randal A. Nardone
Title:	Chief Operating Officer

FIF III B HE BLKR LLC FIF III C HE BLKR LLC FIF IV B HE BLKR LLC FIF IV CFG BLKR LLC
/s/ Pete Smith
Name:	Pete Smith
Title:	Manager

[Signature page to Page to Master Pre-IPO Restructuring Agreement]

NATIONSTAR MORTGAGE HOLDINGS INC.
/s/ Jay Bray
Name:	Jay Bray
Title:	Chief Executive Officer, President and Chief Financial Officer

NATIONSTAR MORTGAGE LLC
/s/ Jay Bray
Name:	Jay Bray
Title:	Chief Executive Officer, President and Chief Financial Officer

NATIONSTAR SUB1 LLC NATIONSTAR SUB2 LLC
/s/ Jay Bray
Name:	Jay Bray
Title:	Chief Executive Officer, President and Manager

[Signature Page to Master Pre-IPO Restructuring Agreement]

Exhibit A
Current Ownership Structure (1)

[1]	Percentage ownership interests in FIF HE Holdings LLC relate only to Series 1 Class A membership interests, and are approximate and subject to final determination by FIF HE Holdings LLC.

Exhibit B
Post-Restructuring Ownership Structure (2)

[2]	Percentage ownership interests in FIF HE Holdings LLC relate only to Series 1 Class A membership interests, and are approximate and subject to final determination by FIF HE Holdings LLC.